Exhibit 21.1

Subsidiaries of CommVault Systems, Inc.

Subsidiary	Jurisdiction of Organization
CommVault Capital Inc.	Delaware
CommVault Americas Inc.	Delaware
Advanced Data Life Cycle Management Inc.	Delaware
CommVault Systems (Canada) Inc.	Ontario
CommVault Systems Mexico S. de R.L. de C.V.	Mexico
CommVault Systems International B.V.	The Netherlands
CommVault Systems (India) Private Limited	India
CommVault Systems (Australia) Pty. Ltd.	Australia
CommVault Systems (New Zealand) Limited	New Zealand
CommVault Systems (Singapore) Private Ltd.	Singapore
CommVault Systems Ltd.	England
CommVault Systems GmbH	Germany
CommVault Systems (Japan) KK	Japan
CommVault Systems Sarl	France
CommVault Systems Iberia Srl	Spain
CommVault Systems Ireland Ltd.	Ireland
CommVault Systems Italia Srl	Italy
CommVault Systems AB	Sweden
CommVault Systems (Hong Kong) Limited	China
CommVault Software Technology (Beijing) Co., Ltd	China
CV Simpana Software (Proprietary) Limited	South Africa
CommVault Systems (Israel) Ltd.	Israel
CommVault Tinton Falls Urban Renewal LLC	New Jersey